Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Launches Credit Agreement Amendment

OVERLAND PARK, Kan., September 16, 2014 — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it has launched an amendment to its Term Loan Credit Agreement (the “Credit Agreement”) to revise its leverage ratio covenant from the third quarter of 2014 through the fourth quarter of 2016.

“During the first half of the year, revenue has kept pace with our forecast, however, the harsh winter season in the first quarter of this year and subsequent network inefficiencies at YRC Freight in the second quarter of this year resulted in lower than originally anticipated productivities,” said James Welch, chief executive officer of YRC Worldwide, “and the rate of improvement at YRC Freight is taking longer to materialize than expected. The Regional carriers, on the other hand, continue to perform near expected levels and in the range of the market’s margins. While we project to be in compliance with our third quarter leverage ratio covenant, we are launching the amendment now to take uncertainty out of the market and to allow the company to continue making progress on its performance and yield improvement plans,” stated Welch.

“Our progress in the third quarter can be measured by yield and tonnage increases at both YRC Freight and the Regional segment. YRC Freight reported total revenue per hundredweight increases of 2.8% in July and 3.3% in August,” Welch continued. “It also reported tonnage per day increases of 2.4% in July and 0.8% in August. The Regional segment reported total revenue per hundredweight increases of 1.5% in July and 0.6% in August and reported tonnage per day increases of 4.2% in July and 3.7% in August. We are continuing to experience these same trends in the month of September at each of our operating segments,” concluded Welch.

“As a result of the performance initiatives and positive yield results thus far in the quarter, we anticipate reporting Adjusted EBITDA (defined as Consolidated EBITDA in the Credit Agreement) of approximately $75 million to $80 million and operating income of approximately $22 million to $27 million for the third quarter of this year,” said Jamie Pierson, chief financial officer of YRC Worldwide. “This projected Adjusted EBITDA is approximately $13 million to $18 million higher than our reported Adjusted EBITDA for third quarter 2013 of $61.8 million and our projected operating income is approximately $16 million to $21 million higher than our reported operating income from third quarter 2013. With this amendment, we plan to focus on our operations and the positive momentum we have built so far this quarter. We appreciate the support of our lenders and believe that the successful completion of this amendment will affirm their confidence in our ongoing initiatives and the future of YRCW,” Pierson stated.

Cautionary Statement

Although the company has not yet completed the third quarter of 2014, which will end on September 30, 2014, the preliminary financial and operational information included in this news release reflects management’s estimate of results based on currently available information. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within the company’s control. Accordingly, you should not place undue reliance upon this preliminary financial and operational information.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees, expenses associated with certain lump sum payments to our IBT employees and results of permitted dispositions and discontinued operations as defined in the company’s credit facilities. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities. However, Adjusted EBITDA measures should not be construed as a better measurement than operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles (GAAP).

Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on the company’s outstanding debt or fund our lump sum payments to our union employees required under the ratified Memorandum of Understanding;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Equity-based compensation is an element of the company’s long-term incentive compensation program, although Adjusted EBITDA excludes certain employee equity-based compensation expense when presenting its ongoing operating performance for a particular period;

•	Other companies in the company’s industry may calculate Adjusted EBITDA differently than the company does, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a substitute for performance measures calculated in accordance with GAAP. The company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA as a secondary measure.

The following table provides a reconciliation of Operating income to Adjusted EBITDA for the estimated ranges presented for the quarter ending September 30, 2014.

Three Months Ended September 30, 2014

	Low	High
(in thousands)
Reconciliation of operating income to adjusted EBITDA:
Operating income	$22,000	$27,000
Depreciation and amortization	41,000	41,000
(Gains) losses on property disposals, net	—	—
Letter of credit expense	2,500	2,500
Restructuring professional fees	1,000	1,000
Amortization of ratification bonus	5,000	5,000
Equity based compensation expense	2,500	2,500
Other nonoperating, net	1,000	1,000

Adjusted EBITDA	$75,000	$80,000

The following table provides a reconciliation of Operating income to Adjusted EBITDA for the three months ending September 30, 2013

Three Months Ended September 30, 2013

(in thousands)
Reconciliation of operating income to adjusted EBITDA:
Operating income	$5,800
Depreciation and amortization	43,300
(Gains) losses on property disposals, net	1,300
Letter of credit expense	8,000
Restructuring professional fees	3,200
Permitted dispositions and other	100
Equity based compensation expense	500
Other nonoperating, net	200

Adjusted EBITDA	$62,400

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. The Company’s future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) its ability to generate sufficient cash flows and liquidity to fund operations and satisfy its obligations related to its substantial indebtedness and lease and pension funding requirements; our ability to finance the maintenance, acquisition and replacement of revenue equipment and finance other necessary capital expenditures; changes in equity and debt markets; general or regional economic activity, including (without limitation) customer demand in the retail and manufacturing sectors; the success of the Company’s management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) the Company’s continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements on its future liquidity and profitability; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge and the effectiveness of its fuel surcharge program in protecting against fuel price increases; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of the Company’s union employees with respect to its strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, the Company’s obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which it is or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in the reports filed by the Company with the Securities and Exchange Commission, including those described under “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Stephanie Fisher
913-696-6108
stephanie.fisher@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com